Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 2, 2014, with respect to the statements of revenues and direct operating expenses of certain oil and natural gas properties sold to Linn Energy, LLC for the years ended December 31, 2013, 2012, and 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Linn Energy, LLC and Linn Energy Finance Corp.

/s/ KPMG LLP

Oklahoma City, Oklahoma

September 4, 2014